Contact:	Susannah Robinson Director, Investor Relations 617-342-6129

FOR IMMEDIATE RELEASE

Cabot Corporation’s Louisiana Carbon Black Facilities Not Significantly Damaged by Hurricane
Katrina; Raw Material Costs Continue to Rise

Boston, MA (September 8, 2005) — Cabot Corporation (CBT/NYSE) announced today that all employees and their families at its two Louisiana carbon black facilities are safe and accounted for. The company operates facilities in both Franklin and Ville Platte, Louisiana. Management teams and employees at both plants are assisting local efforts to provide short-term relief to those hit by the disaster.

Neither plant was significantly damaged by hurricane Katrina and both are currently operating at full capacity giving us the ability to meet customer orders. Transportation delays remain a major concern as New Orleans serves as a key transportation hub and supply base for both Louisiana facilities. The company continues to work with contingency plans to move raw material and product in and out of the plants.

Increases in the cost of both carbon black feedstock and natural gas in recent months have been exacerbated by the effects of hurricane Katrina. The continued increase in carbon black raw material costs from third quarter levels will have a negative impact on the company’s profitability of as much as ten cents for the fourth quarter of fiscal year 2005. It is probable that the effects will continue into the first quarter of fiscal year 2006.

Cabot Corporation will continue to work with local community leaders in Louisiana to determine how Cabot can most significantly and directly help affected people in the stricken areas.

Cabot Corporation is a global specialty chemicals and materials company headquartered in Boston, MA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, and capacitor materials. www.cabot-corp.com.

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